Consent of Independent Registered Public Accounting Firm

The Board of Directors

Monmouth Real Estate Investment Corporation

We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-146902), on Form S-3D (File Nos. 333-205304 and 333-196820) and on Form S-3 (File Nos. 333-206187 and 333-183230) of Monmouth Real Estate Investment Corporation of our reports dated December 9, 2015, with respect to the consolidated financial statements and financial statement schedule of Monmouth Real Estate Investment Corporation, and the effectiveness of internal control over financial reporting included in this Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

December 9, 2015

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